UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOWARD BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Maryland	20-3735949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3301 Boston Street

Baltimore, MD 21224

(410) 750-0020

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vincent J. Delie, Jr.

Chairman, President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gary R. Walker, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA, 15222

Telephone: (412) 288-3131

Fax: (412) 288-3063

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4, File No. 333-221450 (the “Registration Statement”), of Howard Bancorp, Inc. (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2017, and amended by Pre-Effective Amendment No. 1 to Form S-4 Registration Statement filed with the SEC on November 21, 2017, pertaining to the registration of 9,143,230 shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”) in connection with a merger with First Mariner Bank.

Pursuant to the Agreement and Plan of Merger between F.N.B. Corporation (“F.N.B.”) and the Registrant, dated as of July 12, 2021 (the “Merger Agreement”), the Registrant merged with and into F.N.B., effective as of January 22, 2022, with F.N.B. being the surviving corporation (the “Merger”). As a result of completion of the Merger, each outstanding share of the Registrant’s Common Stock was converted into the right to receive 1.8 common shares of F.N.B., par value $0.01 per share (except certain shares of the Registrant’s Common Stock held by F.N.B., the Registrant and their respective subsidiaries, which were cancelled without receipt of the merger consideration), with cash paid in lieu of any fractional shares of F.N.B. common stock.

Due to completion of the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to any registration statement. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on January 24, 2022.

F.N.B. CORPORATION (as successor by merger to Howard Bancorp, Inc.)

By:	/s/ Vincent J. Delie, Jr.
Name: Vincent J. Delie, Jr.
Title: Chairman, President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-4 in reliance on Rule 478 of the Securities Act of 1933, as amended.